                                                                  EXHIBIT (d)(2)

 Entrust, Inc. 1996 Amended and Restated 1996 Stock Incentive Plan Prospectus.
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PROSPECTUS

                                 ENTRUST, INC.
                            One Preston Park South
                          4975 Preston Park Boulevard
                                   Suite 400
                              Plano, Texas 75093
                           Telephone (972) 943-7300

                       17,737,101 SHARES OF COMMON STOCK
                          ($0.01 par value per share)

                AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

                              __________________

     The shares of common stock, $0.01 par value per share, of Entrust, Inc. covered by this prospectus are offered as set forth under the heading "Description of the Plan" to employees, officers and directors of, and consultants and advisors to, Entrust and its subsidiaries under our amended and restated 1996 stock incentive plan. This prospectus also covers such additional shares that may be issuable under the plan in the event of any stock split, stock dividend, recapitalization or other similar change in our common stock. See "Description of the Plan - Shares Subject to the Plan."

                              __________________

     The members of our board of directors and our executive officers may be deemed to be "affiliates" of Entrust within the meaning of the United States Securities Act of 1933, and, therefore, may only resell shares of common stock purchased under the plan in accordance with certain restrictions imposed by the Securities Act. Any director or executive officer acquiring shares under the plan should consult with legal counsel prior to reselling shares of common stock. See "Resale of Shares By Affiliates."

                              __________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              __________________

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act. The date of this prospectus is June 13, 2001.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at:

          .    450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

          .    7 World Trade Center, Suite 1300, New York, New York 10048; and

          . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges.

     Our common stock is listed and traded on the Nasdaq National Market under the symbol "ENTU."

                              __________________

     We have filed with the SEC a registration statement on Form S-8 under the Securities Act relating to the common stock offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement. You may obtain copies of the registration statement in the manner described above.

                              __________________

     We will provide to you upon request, at no cost, copies of:

          .    the plan;

          .    any documents incorporated by reference in this prospectus; and

          . any documents required to be delivered to you by Rule 428(b) under the Securities Act.

     You should address requests for any information regarding the plan or its administrators to Entrust, Inc., Attention: Investor Relations, One Preston Park South, 4975 Preston Park Boulevard, Suite 400, Plano, Texas 75093, telephone: (972) 943-7300.

                              __________________

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     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

                              __________________

     We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
 AVAILABLE INFORMATION................................................ ii
 Entrust, Inc.........................................................  1
 Description of the Plan..............................................  1
    Shares Subject to the Plan........................................  2
    Administration of the Plan........................................  4
    Eligibility.......................................................  4
    Types of Awards...................................................  5
      Stock Options...................................................  5
      Restricted Stock................................................  6
      Other Stock-Based Awards........................................  6
    General Restrictions..............................................  7
    Transferability...................................................  7
    Termination of Status.............................................  7
    Effective Date, Termination and Amendment.........................  8
    United States Federal Income Tax Consequences.....................  8
    Employee Retirement Income Security Act of 1974................... 11
    Canadian Federal Income Tax Consequences.......................... 11
 RESALE OF SHARES BY AFFILIATES....................................... 13
 DOCUMENTS INCORPORATED BY REFERENCE.................................. 14

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                                 Entrust, Inc.

     Entrust is the issuer of the shares of common stock covered by this prospectus. Our principal offices are located at One Preston Park South, 4975 Preston Park Boulevard, Suite 400, Plano, Texas, and our telephone number is
(972) 943-7300.

                            Description of the Plan

     This prospectus relates to shares of our common stock issuable pursuant to "awards" made to employees, officers and directors of, and consultants and advisors to, Entrust and its subsidiaries under our amended and restated 1996 stock incentive plan. Any person who has been granted an award under the plan is a participant in the plan, and all references to the Internal Revenue Code are to the Internal Revenue Code of 1986, as amended from time to time.

     The plan provides for the grant of:

     . incentive stock options intended to qualify under Section 422 of the Internal Revenue Code;

     . nonstatutory stock options, which are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code;

     .    restricted stock awards; and

     . other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock, and the grant of stock appreciation rights.

In this prospectus, we refer to the incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards listed above as "awards."

     The purpose of the plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate individuals who make or are expected to make important contributions to Entrust. By providing these individuals with equity ownership opportunities and performance-based incentives, we are better able to align their interests with the interests of our stockholders.

     If you exercise options, receive restricted stock or receive other awards designed to mirror the performance of our common stock, you will share in the financial profit or loss of Entrust and will experience the usual stockholder's risk that the value of our common stock may rise or fall. Neither we nor anyone else can guarantee the future value of our common stock. Therefore, the decision as to whether or not you should exercise an option grant or otherwise accept an award must be made on the basis of your individual personal and financial tolerances and circumstances.

     The following is a brief summary of the provisions of the plan, a copy of which we have made available to each recipient of an award. This summary is qualified in all respects by reference to the full text of the plan.

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Shares Subject to the Plan

     Subject to adjustment as described below, awards may be made under the plan for up to 17,737,101 shares of our common stock, plus an increase to be added on January 1, 2002 equal to the lower of (1) 5% of the total number of outstanding shares of our common stock on January 1, 2002 or (2) a lesser amount determined by our board of directors; provided, however, that the maximum number of shares of our common stock available for issuance under the plan is 26,000,000 shares. Whenever awards under the plan expire or are terminated, surrendered or canceled without being fully exercised or are forfeited in whole or in part or otherwise result in any common stock not being issued, the unused shares of common stock which were subject to those awards may be available again for awards under the plan. Shares issued under the plan may consist in whole or in part of authorized but unissued shares. We may purchase shares on the open market in order to have shares available for issuance under the plan. The plan does not provide that any person has or may create a lien on any funds, securities or other property held under the plan.

     Changes in Capitalization

     If the outstanding shares of our common stock change due to one of the following:

     .  stock split;

     .  reverse stock split;

     .  stock dividend;

     .  recapitalization;

     .  combination of shares;

     .  reclassification of shares;

     .  spin-off;

     .  other similar change in capitalization or event; or

     . any distribution to holders of our common stock other than a normal cash dividend,

then, if the board of directors determines in good faith that a substitution or adjustment is necessary and appropriate, we will make substitute awards under the plan or adjust:

     .  the number and class of securities available under the plan;

     . the number and class of securities and exercise price per share subject to each outstanding option;

     . the repurchase price per share subject to each outstanding restricted stock award; and

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     .  the terms of each other outstanding award.

     If both the above section regarding changes in capitalization and the following section regarding acquisition events apply to an event, then the above section will not be applicable and the section below on acquisition events will be applicable.

     Acquisition Events

     This section discusses the treatment of options in the event of:

     . a merger or consolidation of Entrust which causes the voting securities of Entrust which were outstanding immediately before the merger or consolidation to represent less than 60% of the combined voting power of the voting securities of Entrust or the surviving or acquiring entity immediately after the merger or consolidation (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity);

     .  a sale of all or substantially all of the assets of Entrust;

     .  the complete liquidation of Entrust; or

     . the acquisition of beneficial ownership of at least 60% or more of the combined voting power of our then outstanding securities by certain persons or entities as defined in Sections 13(d) and 14(d) of the Exchange Act.

     In this prospectus, we refer to these mergers, consolidations, share conversions and liquidations as "acquisition events."

  If an acquisition event occurs, then the board will take any one or more of the following actions with respect to any then outstanding options and awards:

     . provide that each outstanding option or award will be assumed or an equivalent option or award will be substituted by, the successor entity or an affiliate of the successor entity;

     . provide that all outstanding options become exercisable in full for a specified period of time before such acquisition event takes place, even if such options would not have been exercisable otherwise;

     . if the acquisition event involves a cash payment to holders of common stock in exchange for their shares of common stock, provide for the termination of all outstanding options and a cash payment to each option holder equal to the amount by which (1) the cash payment per share of common stock paid the holders of common stock multiplied by the number of shares of common stock subject to such outstanding option (whether or not exercisable), exceeds (2) the total exercise price of such options;

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     .  provide that all restricted stock awards then outstanding will become free of all restrictions prior to the consummation of the acquisition event; and

     . provide that any other stock-based awards outstanding (1) will become exercisable, realizable or vested in full, or will be free of all conditions or restrictions, as applicable, or (2) will be assumed, or equivalent awards will be substituted, by the successor entity or an affiliate of the successor entity, prior to the consummation of the acquisition event.

     Assumption of Options Upon Certain Events

     The board may grant awards under the plan in substitution for stock and stock-based awards held by employees of another entity who become employees of Entrust as a result of a merger or consolidation of the employing entity with Entrust or the acquisition by Entrust of property or stock of the employing entity. The substitute awards will be granted on terms and conditions that the board considers appropriate in the circumstances.

Administration of the Plan

     The plan is administered by the board, members of which are elected to serve for staggered three-year terms by our stockholders in accordance with the provisions of our charter and bylaws. The board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan as it deems advisable. The board's decisions are final and binding.

     The board may appoint a committee or subcommittee to administer the plan. In this event, all references to the board in this prospectus will mean the committee or subcommittee of the board.

     The board may delegate to one or more of our executive officers the power to make awards and exercise other powers under the plan. If the board does this, it will set the maximum number of shares that the executive officers may award to any single participant in the plan.

     No member of the board or person acting under the authority delegated by the board will be liable for any action or determination relating to the plan made in good faith. The provisions of the plan and all awards made under it will be governed by and interpreted in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

Eligibility

     All employees, officers and directors of, and consultants and advisors to, Entrust and its subsidiaries are eligible to be granted awards under the plan. Under present law, however, incentive stock options may only be granted to employees of Entrust or our subsidiaries.

     Subject to adjustment in connection with changes in the capitalization of Entrust or similar events, the maximum number of shares with respect to which an award may be granted to any participant under the plan shall be 5,000,000 per calendar year.

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Types of Awards

     The plan provides for the granting of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, including shares granted based upon various conditions, securities convertible into common stock, and stock appreciation rights.

     A written instrument in a form approved by the board, including electronic forms of award, will evidence each award granted under the plan. Each award may contain terms and conditions in addition to those described in the plan. Except as otherwise provided by the plan, each type of award may be made alone or in conjunction with any other type of award. The terms of each type of award need not be identical, and the board need not treat participants uniformly.

     The following is a brief summary of each type of award. For a discussion of the United States federal income tax treatment of awards, see the relevant discussion below under the heading "United States Federal Income Tax Consequences." For a discussion of the Canadian federal income tax treatment of awards, see the relevant discussion below under the heading "Canadian Federal Income Tax Consequences."

     Stock Options

     The board may grant incentive stock options and nonstatutory stock options to purchase common stock and may determine:

     .  the number of shares of common stock to be covered by each option;

     .  the exercise price of each option; and

     . the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable United States federal or state securities laws.

     Incentive stock options will be granted only to employees of Entrust or its subsidiaries and will be subject to and construed consistently with the requirements of Section 422 of the Internal Revenue Code.

     Each option is exercisable in full or in installments at such time or times and subject to the terms and conditions as the board specifies in the applicable option agreement. You may exercise options by delivering to us a written notice of exercise signed by you or by any other form of notice, including electronic notice, approved by the board together with payment in full of the exercise price.

     You may purchase common stock under the plan by paying the exercise price for an option:

     .  in cash or by check, payable to the order of Entrust;

     . except as the board may, in its sole discretion, otherwise provide in an option agreement:

          (1) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Entrust sufficient funds to pay the exercise price; or

          (2) by delivery by you to Entrust of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Entrust cash or a check sufficient to pay the exercise price;

     . to the extent permitted by the board and explicitly stated in an option agreement:

          (1) by delivery of shares of common stock owned by you for at least six months prior to their delivery, valued at their fair market value as determined by the board in good faith;

          (2) by delivery of a promissory note from you to Entrust on terms determined by the board; or

          (3) by payment of such other lawful consideration as the board may determine; or

     .    by any combination of the above permitted forms of payment.

     Restricted Stock

     The board may grant awards entitling you to acquire shares of our common stock, subject to specified restrictions. If the conditions specified by the board in the applicable award are not satisfied before the end of the restriction period established by the board, then your right to acquire those shares of common stock is subject to Entrust's right to repurchase all or part of those shares at (1) their issue price or (2) another stated or formula price (or to require forfeiture of such shares if issued at no cost).

     Any stock certificates issued in connection with a restricted stock award will be registered in the name of the participant and, unless otherwise determined by the board, deposited, together with a stock power endorsed in blank, with us or our designee. At the expiration of the applicable restriction periods, we or our designee will deliver to the participant the certificates which will be no longer subject to the restrictions. The board may at any time provide that any restricted stock award will be free of all restrictions.

     Other Stock-Based Awards

     The board has the right to grant other awards based upon our common stock having such terms and conditions as the board may determine, including:

     .    the grant of shares based upon certain conditions;

     .    the grant of securities convertible into common stock; and

     .    the grant of stock appreciation rights.

General Restrictions

     We will not be obligated to deliver to you any shares of our common stock under the plan or to remove restrictions from shares previously delivered to you under the plan until:

     . all conditions of the award have been met or removed to our satisfaction;

     . in the opinion of our counsel, all other legal matters in connection with the issuance and delivery of the shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; and

     . you have executed and delivered to us such representations or agreements that we may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

     Neither you nor any other person has any claim or right to be granted an award. The grant of an award does not give you the right to continued employment or any other relationship with Entrust. We reserve the right at any time to dismiss or otherwise terminate our relationship with you free from any liability or claim under the plan, except as provided in the applicable award.

     Subject to the provisions of the applicable award, you have no rights as a stockholder with respect to any shares of common stock to be distributed with respect to an award until you become the record holder of those shares.

Transferability

     Except as the board may otherwise determine or provide in an award:

     . you may not voluntarily or by operation of law sell, assign, transfer, pledge or otherwise encumber any award except by will or the laws of descent and distribution; and

     .    during your lifetime, only you may exercise awards granted to you.

Termination of Status

     The board will determine the effect that disability, death, retirement, authorized leave of absence or other change in your employment or other status will have on an award, and such effects will be included in the documentation evidencing the award. The board will also determine when and to what extent you or your legal representative, conservator, guardian or designated beneficiary may exercise rights under an award, and such terms will be included in the documentation evidencing the award.

Effective Date, Termination and Amendment

     The plan became effective as of December 31, 1996, the date on which the board adopted it. Our stockholders approved the plan as of December 31, 1996. The plan was amended and restated by the board in June 1998, and the amended and restated plan was approved by our stockholders in July 1998. The board adopted amendment no. 1 to the plan in December 1999. The board adopted amendment no. 2 to the plan in January 2000, and the stockholders approved this amendment in April 2000.

     The board may not grant awards under the plan after December 30, 2006, but awards previously granted may extend beyond that date.

     The board may amend, modify or terminate any outstanding award, including substituting awards for the same or a different type of award, changing the date of exercise or realization of an award, or converting an incentive stock option to a nonstatutory stock option. Your consent to these actions is required unless the board determines that the action, taking into account any related action, would not materially and adversely affect you.

     The board may amend, suspend or terminate the plan or any portion of it at any time, provided that no award granted to a participant under the plan and designated as subject to Section 162(m) of the Internal Revenue Code by the board after the date of any amendment to the plan will become exercisable, realizable or vested, as applicable to the award, unless and until the amendment to the plan is approved by our stockholders.

United States Federal Income Tax Consequences

     The following is a summary of the United States federal income tax consequences that generally will arise for United States citizens and residents with respect to options and restricted stock awards granted under the plan and with respect to the sale of common stock acquired under the plan. It does not address the tax consequences that may arise with respect to any gift or disposition, other than by sale, of common stock acquired under the plan or take into account any applicable tax treaties that may apply. This summary is based on the federal tax laws in effect on the date of this prospectus. Changes to these laws could alter the tax consequences described below. For precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax advisors. Participants should also consult with their own tax advisors regarding the application of any state, local, and foreign taxes and any federal gift, estate, and inheritance taxes.

     Incentive Stock Options. In general, a participant will not recognize
     -----------------------
taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option. In this prospectus, we refer to such stock as "ISO Stock." The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for more than two years from the date on which the related option was granted, or the grant date, and one year from the date on which the related option was exercised, or the exercise date, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for more than two years from the grant date and one year from the exercise date, which is referred to as a "Disqualifying Disposition," then the participant generally will recognize ordinary compensation income in an amount equal to the lesser of:

          (1) the excess of the fair market value of the ISO Stock on the exercise date over the exercise price; and

          (2) the excess of the sale price of the ISO Stock over the exercise price.

     A participant making a Disqualifying Disposition will also recognize capital gain in an amount equal to any excess of the sale price of the ISO Stock over the fair market value of the ISO Stock on the exercise date. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital gain if the participant has held the ISO Stock for a shorter period.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize a capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital loss if the participant has held the ISO Stock for a shorter period.

     Nonstatutory Stock Options. As in the case of an incentive stock option, a
     --------------------------
participant will not recognize taxable income upon the grant of a nonstatutory stock option. However, a participant generally will recognize ordinary compensation income upon the exercise of a nonstatutory stock option in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option on the exercise date over the exercise price. In this prospectus, we refer to such stock as "NSO Stock."

     A participant will have a tax basis for any NSO Stock equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the NSO Stock for a shorter period.

     Delivery of Common Stock Upon Exercise of Options. Under certain
     -------------------------------------------------
circumstances, the plan permits a participant to exercise an option by delivering to us shares of our common stock having a fair market value equal in amount to the exercise price. The use of this method of exercise generally will not alter the tax consequences described above, and it may enable a participant to dispose of appreciated common stock without immediately recognizing capital gain on the disposition. The participant's tax basis in any shares of common stock delivered to us to exercise an option generally will be carried over to an equal number of shares of common stock acquired upon exercising the option. Nevertheless, participants should consider that the delivery to us of ISO Stock or stock acquired pursuant to our 1998 employee stock purchase plan will constitute a Disqualifying Disposition, having all of the adverse tax consequences described above, if the holding period requirements described above are not satisfied with respect to that stock.

     Restricted Stock. A participant will not recognize taxable income upon the
     ----------------
grant of a restricted stock award unless the participant makes a valid election under Section 83(b) of the Internal Revenue Code. In this prospectus, we refer to such an election as a "Section 83(b) Election." If the participant makes a valid Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the excess of the fair market value of the common stock at the time the award is granted over the purchase price paid for the common stock. If a valid Section 83(b) Election is made and the participant subsequently forfeits some or all of the shares, then the participant generally will not be entitled to any refund of taxes paid as a result of the valid Section 83(b) Election. If a valid Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the excess of the fair market value of the common stock at the time of such lapse over the original purchase price paid for the common stock. The participant will have a tax basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary income recognized either at the time the valid Section 83(b) Election is made or at the time the forfeiture provisions or transfer restrictions lapse, as applicable.

     Upon the disposition of the common stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the participant's tax basis in the common stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year.

     Maximum Income Tax Rates on Capital Gain and Ordinary Income. Long-term
     ------------------------------------------------------------
capital gain will be taxable at a maximum rate of 20% (18% if certain requirements are satisfied, including the satisfaction of a five-year holding period). Short-term capital gain and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a Medicare tax and, under certain circumstances, a social security tax.

     Tax Consequences to Entrust. The grant of an option or restricted stock
     ---------------------------
award (absent a valid Section 83(b) Election by the participant) under the plan will have no tax consequences to Entrust. Moreover, in general, neither the exercise of an incentive stock option acquired under the plan nor the sale of any common stock acquired under the plan will have any tax consequences to Entrust. However, Entrust generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the plan, including in connection with a restricted stock award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

     Withholding. Each participant shall pay to us or make provision
     -----------
satisfactory to the board for payment of, any taxes required by law to be withheld in connection with awards to such participant no later than the date of the event creating the tax liability. The board may allow participants to satisfy such tax obligations in whole or in part in shares of common stock, including shares retained from the award creating the tax obligation, valued at their fair market value. We may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a participant.

Employee Retirement Income Security Act of 1974

     The plan is not qualified under Section 401(a) of the Internal Revenue Code. We believe that the plan is not subject to the Employee Retirement Income Security Act of 1974.

Canadian Federal Income Tax Consequences

     The following is a summary of the principal Canadian federal income tax considerations under the current provisions of the Income Tax Act (Canada) and the regulations thereunder arising with respect to the acquisition and exercise of options and restricted stock awards under the plan and the acquisition, holding and disposition of common stock acquired under the plan pursuant to an option or restricted stock award. In this prospectus, we refer to such act as the "Canadian Tax Act." The summary is applicable only to a participant who, at all relevant times, is resident in Canada for purposes of the Canadian Tax Act and any applicable income tax convention, who acquires common stock by virtue of his or her employment with Entrust or with a corporation that does not deal at arm's length with Entrust, who holds common stock as capital property for purposes of the Canadian Tax Act, and who deals at arm's length with Entrust and the corporation of which he or she is an employee. In this prospectus, we refer to such a participant as a "Canadian-Resident Participant." This summary is of a general nature only and it is not intended to be, nor should it be construed as, legal or tax advice to any particular Canadian-Resident Participant. Moreover, this summary is not exhaustive of all possible Canadian federal income tax considerations. Consequently, Canadian-Resident Participants should consult their own tax advisors for advice with respect to the income tax consequences to them under the plan having regard to their particular circumstances, including the application and effect of the income, estate and other tax laws of any country, province, state or local tax authority. This summary does not describe the tax considerations relevant to participants who are not employees of Entrust or a corporation that does not deal at arm's length with Entrust, and such participants should consult with their own advisors. For purposes hereof we have assumed that no amount will be paid to obtain an option under the plan or to obtain the right to have a restricted stock award made.

     All amounts relevant to computing liability under the Canadian Tax Act must be computed in Canadian dollars.

     Stock Options. A Canadian-Resident Participant will not be required to
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include any amount in income as a result of the grant of an option to the
Canadian-Resident Participant. Upon the exercise of an option, a Canadian-Resident Participant will be required to include in income, as a taxable benefit from employment in the year of the acquisition, the amount by which the fair market value of the share of common stock so acquired exceeds the amount paid

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by the Canadian-Resident Participant for the common stock. For this purpose, the amount paid for the common stock will include the fair market value of shares of common stock, cash, notes or other consideration paid to Entrust upon exercise of the option. The Canadian-Resident Participant will concurrently be entitled to a deduction equal to one-quarter of the taxable benefit included in income, provided that the exercise price of the option is not less than the fair market value of the share of common stock at the time the option is granted (determined without reference to any change in the currency exchange rate between the date the option is granted and the date it is exercised) and that the share of common stock is a prescribed share. A share of common stock will be a prescribed share if it satisfies the requirements set out in Regulation 6204 under the Canadian Tax Act. The Notice of Ways and Means Motion tabled by the Minister of Finance (Canada) on March 16, 2001 proposed changes to the employee stock option benefit rules in the Canadian Tax Act that, if enacted, would in some circumstances defer the income inclusion in respect of the taxable benefit from the year in which the common stock is acquired to the year in which the common stock is disposed of or exchanged, subject to certain conditions and limitations, including a requirement that the holder file an election on or before January 15 of the year following the year in which the common stock is acquired. Canadian-Resident Participants should consult their own advisors with respect to the potential application of these proposed rules to their particular circumstances. The Notice of Ways and Means Motion also proposed changes to the deduction from income in respect of the taxable benefit that, if enacted, would increase the deductible portion of the taxable benefit from one-quarter to one-half.

     The cost to a Canadian-Resident Participant of the share of common stock will be the amount paid therefor. Although the matter is not entirely clear, where a Canadian-Resident Participant transfers shares of common stock in satisfaction of the exercise price of an option, the cost of the shares of common stock acquired on exercise of the option will likely be the adjusted cost base to the Canadian-Resident Participant of the shares transferred in satisfaction of the exercise price (and not their fair market value). The cost of a share of common stock acquired under an option will be averaged with the adjusted cost base of all other shares of common stock held by the Canadian-Resident Participant as capital property immediately before the exercise of the option. The full amount of the taxable benefit included in the Canadian-Resident Participant's income upon the acquisition of a share of common stock pursuant to an option will be added to the adjusted cost base of the share of common stock so acquired. The adjusted cost base will not be reduced by the amount of the one-quarter (proposed to be one-half) deduction, if available.

     Additional employment benefits may be realized by a Canadian-Resident Participant where a promissory note is issued in satisfaction of the exercise price.

     Where a Canadian-Resident Participant pays the exercise price of an option by delivering common stock to Entrust, the Canadian-Resident Participant will not be considered to have disposed of such common stock.

     Restricted Stock Awards. A Canadian-Resident Participant will be required
     -----------------------
to include in income, as a taxable benefit from employment in the year of the acquisition, the amount by which the fair market value of the share of common stock acquired under a restricted stock award exceeds the amount, if any, paid by the Canadian-Resident Participant for such common

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stock. The cost of the share of common stock so acquired will be the amount, if any, paid therefor. Such cost will be averaged with the adjusted cost base of all shares of common stock held by the Canadian-Resident Participant as capital property immediately before the restricted stock award is made. The full amount of the taxable benefit included in the Canadian-Resident Participant's income upon the acquisition of a share of common stock under a restricted stock award will be added to the adjusted cost base of the common stock so acquired. The proposed changes announced in the Notice of Ways and Means Motion with respect to the deferral of the taxable benefit income inclusion in certain circumstances will not apply to any taxable benefit realized by a Canadian-Resident Participant in respect of a restricted stock award.

     Dispositions of Common Stock and Taxation of Capital Gains and Capital
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Losses. Upon a disposition (or a deemed disposition) of common stock (including
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a forfeiture of restricted stock or a repurchase of restricted stock by
Entrust), a Canadian-Resident Participant generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the common stock, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common stock to the Canadian-Resident Participant. Three-quarters of the amount of any capital gain (a "taxable capital gain") realized by a Canadian-Resident Participant in a taxation year generally must be included in income in that year and three-quarters of the amount of any capital loss (an "allowable capital loss") realized in a taxation year must be deducted from taxable capital gains realized by the Canadian-Resident Participant in that year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act. Proposed changes announced in the Notice of Ways and Means Motion, if enacted, will reduce the portion of a capital gain or capital loss realized after October 17, 2000 included in the taxable capital gain or allowable capital loss from three-quarters to one-half and will introduce transitional rules for loss carry-overs.

     Withholding. Any employment benefits enjoyed by a Canadian-Resident
     -----------
Participant as a consequence of exercising an option or receiving a restricted stock award are subject to withholding tax.

     Tax Consequences to Entrust. Entrust will not be entitled to any deduction
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in computing income for Canadian tax purposes in respect of the grant of an option or restricted stock award or the issuance of shares of common stock pursuant thereto.

                        RESALE OF SHARES BY AFFILIATES


     Shares of common stock purchased pursuant to the plan have been registered with the SEC and may be resold in the public market by non-affiliates. Any participant deemed to be an "affiliate" of ours, within the meaning of the Securities Act and the rules and regulations promulgated thereunder, may not sell shares acquired under the plan unless the shares have been registered by us under the Securities Act for resale by the affiliate or an exemption from registration under the Securities Act is available. Rule 144 under the Securities Act provides an exemption from registration provided certain limitations on the manner of sale and the amount of

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shares sold are observed. Holding period limitations will not apply. A person who is not an executive officer, director or 10% stockholder of our capital stock generally would not be deemed to be an "affiliate" of ours.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until we file a post-effective amendment which indicates that all shares of our common stock offered under this prospectus have been sold or which deregisters all shares of common stock then remaining unsold:

     . our latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for our latest fiscal year for which such statements have been filed;

     . all other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in the prior paragraph above; and

     . the description of our common stock contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating the description.

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